Exhibit 99.1

Bitcoin Depot could acquire Bitcoin ATM operators after public debut, CEO says

07:34 CST, January 24 2023

Lux Vending, a Bitcoin ATM operator and fintech company doing business as Bitcoin Depot, expects to make acquisitions as it looks to expand globally after its public debut, said founder and CEO Brandon Mintz.

The Atlanta-based company anticipates a mid-February close of its merger with blank-check company GSR II Meteora Acquisition [NASDAQ:GSRM]. It does not expect to sign any letters of intent until after that deal has closed, Mintz said.

Bitcoin Depot will likely first target a Bitcoin ATM operator, according to Mintz. It could also look to acquire a technology provider that facilitates the purchase of Bitcoin at retail checkout counters or another software provider for Bitcoin ATMs, the CEO said. Last year, the company acquired software provider Bitaccess, which eliminated a huge expense for the company, he explained.

It does not have a sweet spot in target size and could consider a USD 500,000 purchase of a small Bitcoin ATM operator or more than USD 100m for the largest operators, Mintz said.

The SPAC merger will result in around USD 170m of cash, assuming no redemptions. However, the average redemption rate in 4Q22 was around 87%, the highest quarter on record, according to Dealogic data.

While Bitcoin Depot is preparing for an average case scenario, it expects redemptions to come in lower than the average given its financial profile and sponsor team, Mintz said.

Revenue for the first nine months of 2022 grew by 25.3% year over year to USD 497.2m, according to the company’s latest earnings report. Net income dropped to USD 4.6m from USD 9.6m in the prior-year period, partly due to a sharp increase in interest expenses.

Bitcoin Depot, which was founded in 2016, has around 7,000 ATM locations in North America. It operates in 48 states – excluding New York and Hawaii – as well as all Canadian provinces. The company applied for a BitLicense to operate in New York in late 2020 and believes it’s in the final stages of that process, Mintz said.

With only one licensed operator and fewer than 200 Bitcoin ATMs in New York, the state is underserved and represents a strong growth opportunity when Bitcoin Depot can begin to operate there, according to Mintz. He compared New York to Florida, which is similar in population size and has more than 3,100 Bitcoin ATMs and dozens of operators.

While it hasn’t announced expansion plans beyond the US and Canada, Bitcoin Depot does expect to launch internationally within the next two years. Since it could do so via acquisition, a precise timeframe is difficult to provide, Mintz said.

The company is expanding via retail partnerships like what it has with Circle K. Bitcoin Depot is in nearly 2,000 of Circle K’s 10,000 retail locations in the US and Canada. The convenience store has an additional 5,000 locations outside of North America, Mintz noted when discussing possible international expansion.

Bitcoin Depot announced today that it signed 440 new retail locations in the second half of 2022 from partnerships with convenience store brands including FastLane, Gas Express and High’s.

It typically partners with convenience and grocery stores, though it does have some mall and other retail locations, Mintz said. Ideal partners have the physical space in their store for a kiosk, are not in a rural environment and believe that having a Bitcoin ATM will help drive foot traffic to their store, he added.

The company pays the retailer a fixed monthly rent regardless of performance and offers an upside for performance, he explained.

It has between 110 and 125 employees.

Kirkland & Ellis provided legal services to Bitcoin Depot on the SPAC merger. Oppenheimer was GSR’s financial advisor, and Latham & Watkins was its lawyer. KPMG is Bitcoin Depot’s auditor.

by Rachel Stone in Charlottesville, Virginia